UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Dec. 3, 2015

Xcel Energy Inc.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Xcel Energy’s management will meet with investors on Dec. 3, 2015 to update them on Xcel Energy’s operations, regulatory plans, and business plans.

Xcel Energy will reaffirm the following:

•	2015 ongoing earnings guidance of $2.05 to $2.15 per diluted share; and

•	2016 ongoing earnings guidance of $2.12 to $2.27 per diluted share.

Xcel Energy will provide its updated 2016-2020 capital expenditure forecast of $15.2 billion, which would result in average annual rate base growth of 4.5 percent, assuming no extension of bonus depreciation. The annual capital expenditure and rate base growth forecasts are as follows:

Billions	2016	2017	2018	2019	2020
Capital expenditures	$3.060	$2.975	$3.120	$3.070	$2.940

Billions	2016	2017	2018	2019	2020
Rate base	$23.6	$24.6	$25.9	$27.0	$27.8

Xcel Energy expects to finance its projected base capital investment plan of $15.2 billion for 2016-2020 as follows:

Billions
Cash from operations*	$12.400
Debt issuances**	2.765
Equity	—
Total	$15.165

* Net of dividend and pension funding. In addition, we plan to issue $4.2 billion of debt to refinance maturing debt.
** Includes both short-term and long-term debt.

Xcel Energy will also provide an upside capital investment scenario totaling $16.8 billion for 2016-2020, which would result in average annual rate base growth of 5.6 percent for the same period, assuming no extension of bonus depreciation.

The following earnings per share (EPS) annual growth rate scenarios will be presented:

•	The base capital expenditure plan with no improvement in earned return on equity (ROE) would result in average annual EPS growth of approximately 4 percent;

•	The base capital expenditure plan combined with a 50 basis point improvement in earned ROE would result in average annual EPS growth of approximately 5 percent;

•	The upside capital expenditure plan combined with a 50 basis point improvement in earned ROE would result in average annual EPS growth of approximately 5 percent – 6 percent; and

•	The upside capital expenditure plan combined with an improvement in earned ROE to the authorized level would result in average annual EPS growth over 6 percent.

Interested investors may access the webcast and presentation materials at the following URL: http://www.xcelenergy.com
Select: “Investor Relations” and “New York Investor Meeting”

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, our 2015 and 2016 earnings per share guidance and assumptions, and other statements identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy's Annual Report on Form 10-K for the year ended Dec. 31, 2014, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry, including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy has a financial interest; customer business conditions; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability of and cost of capital; and employee workforce factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dec. 3, 2015	Xcel Energy Inc. (a Minnesota Corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President, Chief Financial Officer